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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported):  October 2, 2001




                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
              (Exact name of registrant as specified in charter)

   DELAWARE                      0-16217                        33-0041789
(State or other                (Commission                    (IRS Employer
jurisdiction of                File Number)                 identification no.)
 incorporation)

                 14315 WEST HARDY ROAD, HOUSTON, TEXAS  77060
                   (Address of principal executive offices)


                                (281) 847-0029
             (Registrant's telephone number, including area code)


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     ITEM 5.    OTHER EVENTS

     On October 5, 2001, the Registrant and Avalanche Resources, Ltd. ("Avalanche") completed the funding under a Securities Purchase Agreement dated October 2, 2001, pursuant to which Avalanche agreed to purchase common stock of the Registrant for consideration valued at approximately $2,500,000 on the date of the agreement. The common stock to be issued by the Registrant to Avalanche under the Securities Purchase Agreement, when added to the shares of the Registrant's common stock already owned by Avalanche, will result in Avalanche owning 55% of the Registrant's common stock (on a fully-diluted basis, after accounting for the exercise of conversion of instruments exercisable for or convertible into common stock of the Registrant).

     The consideration paid and to be paid to the Registrant consists of cash of $500,000, 235,294 shares of the common stock of Universal Display Corporation ("UDC") with a value on the date of the agreement of $1,541,176 (based on the closing price for UDC's common stock on October 2, 2001) and a warrant to purchase 235,294 shares of UDC common stock at a price of $10.00 per share, which warrant is exercisable by the holder until December 15, 2005, with a value on the date of the agreement of $468,000 (based on a preliminary valuation using the Black Sholes method). The shares of UDC common stock received by the Registrant and to be received by the Registrant upon any future exercise of the warrant are freely transferable.

     In conjunction with the signing of the Securities Purchase Agreement, Avalanche agreed to make a $500,000 interest-free loan to the Registrant which is repayable by the Registrant on or before January 31, 2001. Avalanche will pay the cash portion of the investment called for by the Securities Purchase Agreement through the forgiveness of the loan on the date the common stock is issued by the Registrant pursuant to the Securities Purchase Agreement. The Registrant's obligation to repay the loan is secured by a security interest granted to Avalanche in all assets of the Registrant. The Registrant's obligations under the Securities Purchase Agreement are also secured by the security interest granted to Avalanche.

     Under the Securities Purchase Agreement, the Registrant is required to take certain actions to restructure its capitalization, including reaching agreements with holders of its various series of convertible preferred stock and holders of convertible debt securities to exchange such preferred stock and debt for a newly-issued series of convertible preferred stock that will be convertible on a one-for-one basis into common stock. Such transactions are required to be completed on or before January 31, 2002. Avalanche was also granted the right to include the common stock issued by the Registrant under the Securities Purchase Agreement on future registration statements filed by the Registrant where such registration statements are filed to register the public resale of previously-issued securities of the Registrant.

     In addition, the majority vote of the Registrant's common stock will be required to approve the issuance of the common stock to Avalanche and such other actions requiring stockholder approval which may be required to complete the transactions called for by the Security Purchase Agreement. In connection with the execution of the Securities Purchase Agreement, the holders of securities having the right to cast 7,376,047 votes on questions coming before the holder of voting securities of the Registrant delivered proxies to Avalanche which, when the shares represented are added to the 1,000,000 shares of the Registrant's common stock
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already owned by Avalanche, will permit Avalanche to vote a majority of the
Registrant's voting shares in favor of the transaction when brought before a special meeting of the Registrant's stockholders to be held later in 2001.

     Avalanche is a Texas-based private investment group specializing in opportunities based on unique proprietary technologies. Avalanche's current holdings include NATK, Universal Display Corporation, Global Photonic Energy Corporation and other technology-related investments.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits

     10.1 Securities Purchase Agreement dated October 2, 2001 by and between North American Technologies Group, Inc. (the "Registrant") and Avalanche Resources, Ltd. ("Avalanche").

     10.2  $500,000 Promissory Note from the Registrant payable to Avalanche.

     10.3  Security Agreement from the Registrant for the benefit of Avalanche.

     99.1 Press release announcing funding under the Securities Purchase Agreement, distributed on October 8, 2001.
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                                   SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                              NORTH AMERICAN TECHNOLOGIES GROUP, INC.



                              By: /s/  Henry W. Sullivan
                                  ----------------------------------------
                                  Henry W. Sullivan
                                  President and Chief Executive Officer


Date: October 17, 2001

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                                 EXHIBIT INDEX


Exhibit No.                Description                           How Filed

 10.1           Securities Purchase Agreement dated          Filed herewith.
                October 2, 2001 by and between North
                American Technologies Group, Inc.
                (the "Registrant") and Avalanche
                Resources, Ltd. ("Avalanche").

 10.2           $500,000 Promissory Note from the            Filed herewith.
                Registrant payable to Avalanche.

 10.3           Security Agreement from the Registrant       Filed herewith.
                for the benefit of Avalanche.

 99.1           Press release announcing funding under       Filed herewith.
                the Securities Purchase Agreement,
                distributed on October 8, 2001.